May 14, 1998


Norman M. Phipps
President and Chief Operating Officer
LogiMetrics, Inc.
50 Orville Drive
Bohemia, New York 11716

Dear Mr. Phipps:

Reference is hereby made to the Sixth Restated and Amended Revolving Credit Note, dated as of April 25, 1997 (the "Note"), pursuant to which North Fork Bank (the "Bank") has provided to LogiMetrics, Inc. (the "Company") a $2.2 million revolving credit facility (the "Revolver").

Please be advised that the Bank hereby agrees to extend the maturity date of the Revolver from April 30, 1998 to January 2, 1999. In addition, the Bank agrees that the maturity date of the Revolver may be further extended to July 1, 1999 by the Company in the event that the Company receives net cash proceeds of at least $10 million from the public or private sale of its securities on or prior to January 2, 1999.

The Bank shall promptly prepare appropriate documentation reflecting the extension of the Revolver as described above for execution and delivery by the Company, including a further restatement and amendment of the Note.

The Bank understands and acknowledges that the Company is relying on the agreements and undertakings contained herein in connection with the preparation of certain reports to be filed by it with the Securities and Exchange Commission (the "Commission") and consents to the filing of this letter with the Commission in connection therewith.

                                            Very truly yours,



                                            /s/ Joseph Walsh
                                            Joseph Walsh
                                            Sr. Vice President